EXHIBIT 3.1
ARTICLES OF INCORPORATION

AS AMENDED

KNOW ALL MEN BY THESE PRESENTS:

I.

The name of this corporation shall be “The Buckle, Inc.”

II.

The principal place of transacting the business of said corporation shall be in Kearney, Buffalo County, Nebraska.

III.

The purpose of the Corporation and the general nature of the business to be conducted by the Corporation shall be the transaction of any and all lawful business for which corporations may be incorporated under the provisions of the Nebraska Business Act.

IV.

The existence of said corporation is to commence upon the filing of these Articles of Incorporation, and said corporation is to be perpetual in existence.
V.

The private property of the stockholders of said corporation shall not be subject to the payment of the debts of said corporation.

VI.

The authorized capital stock of said corporation shall be $1,000,000.00 divided into 100,000,000 shares of $.01 par value each. All presently issued and outstanding shares of Common Stock having a par value of $.05 per share are automatically converted into an equal number of shares of Common Stock having a par value of $.01 per share. The amount of stated capital of the Company is decreased from $729,561 to $145,902. Shareholders shall NOT have any preemptive rights to acquire unissued shares of stock of the Corporation.

VII.

That National Registered Agents, Inc. of Lincoln, Lancaster County, Nebraska, shall be resident agent of said corporation.

VIII.

The business of said corporation shall be conducted and managed by a board of directors of not less than three (3) members to be elected by the stockholders and to hold their offices for one year and until their successors are elected and qualify, such election to take place at such time and be conducted in such manner as shall be prescribed by the by-laws of said corporation. Until other directors are elected by the stockholders, David J. Hirschfeld, Lillian Hirschfeld and Ivan D. Mills shall constitute such board of directors.

IX.

The officers of said corporation shall be a president, vice president, and secretary and treasurer, who shall be chosen by the board of directors, and who shall hold office for the period of one year and until their successors shall be elected and qualified. The secretary and treasurer may be one and the same person. Until the officers of said corporation are elected and qualified, as above provided, the following named persons shall constitute the officers of said corporation, to wit:

David J. Hirschfeld    President
Lillian Hirschfeld        Vice President
Ivan D. Mills        Secretary and Treasurer

X.

The manner of holding meetings of stockholders for the purpose of electing officers and the method of conducting the business of the corporation, shall be as prescribed in the by-laws of said corporation; that the by-laws of said corporation shall be adopted by the board of directors and may be amended by a majority vote of said board of directors.

XI.

A director of the corporation shall have no personal liability to the corporation or to the shareholders of the corporation for money damages for any action taken, or for any failure to take any action, as a director of the corporation, except liability for (a) the amount of a financial benefit received by such director to which such director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders of the corporation, (c) a violation of Section 21-2,104 of the Nebraska Model Business Corporation Act, and (d) an intentional violation of criminal law. If the Nebraska Model Business Corporation Act hereafter is amended to authorize further limitations on or eliminations of the personal liability of a director of a corporation incorporated under the Nebraska Model Business Corporation Act, then the personal liability of each director of the corporation shall be limited to eliminated to the fullest extent permitted by the Nebraska Model Business Corporation Act as so amended from time to time.

XII.

The corporation shall, and by virtue of the provisions of this Article XII is obligated to, indemnify each director of the corporation to the fullest extent permitted by law in accordance with Section 21-2,111 of the Nebraska Model Business Corporation Act for liability, as defined in Section 21-2,110 of the Nebraska Model Business Corporation Act, to any person for any action taken, or any failure to take any action, as a director of the corporation except liability for (a) receipt of a financial benefit to which such director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders of the corporation, (c) a violation of Section 21-2,104 of the Nebraska Model Business Corporation Act, and (d) an intentional violation of criminal law. The foregoing provisions of this Article XII shall be deemed to satisfy the requirements for authorization referred to in Subsection (c) of Section 21-2,113 and in Subsection (c) of Section 21-2,115 of the Nebraska Model Business Corporation Act and shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Section 21-2,113 of the Nebraska Model Business Corporation Act to the fullest extent permitted by law.

XIII.

Special meetings of the shareholders, for any purpose, may be called by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than 25% of all the outstanding shares of the corporation entitled to vote at the meeting in accordance with the requirements of Section 21-254 of the Nebraska Model Business Corporation Act.